Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-125990, 333-128841, 333-130946, 333-136906, 333-136907, 333-146282, 333-146515) pertaining to the Employees’ Savings Plan of ev3 Inc. of our reports dated March 12, 2008, with respect to the consolidated financial statements and schedule of ev3 Inc., and the effectiveness of internal control over financial reporting of ev3 Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/  Ernst & Young LLP

Minneapolis, Minnesota
March 12, 2008